Exhibit 1

Transactions by the Reporting Persons in the Past 60 Days

The following table sets forth all unreported transactions with respect to the Common Stock effected in the last 60 days by or on behalf of the Reporting Persons, inclusive of any transactions effected through 4:00 p.m., Eastern time, on May 27, 2026. Unless otherwise indicated, all such transactions were effected in the open market.

Person Effecting the Transaction	Transaction Date	Nature of Transaction	Securities Purchased or Sold	Price per Share
Clients of GVIC	3/30/2026	Purchase of Common Stock	41,512	$3.56
Clients of GVIC	3/31/2026	Sale of Common Stock	11,665	$3.69
Clients of GVIC	5/5/2026	Purchase of Common Stock	198,560	$3.50
Mr. James Geygan	5/5/2026	Purchase of Common Stock	3,180	$3.50
Clients of GVIC	5/6/2026	Purchase of Common Stock	6,400	$3.49
Clients of GVIC	5/22/2026	Sale of Common Stock	341,987	$6.06
Mr. Rice	5/22/2026	Sale of Common Stock	2,090	$6.05
Clients of GVIC	5/26/2026	Sale of Common Stock	861,709	$9.15
GVIC	5/26/2026	Sale of Common Stock	5,205	$9.14
Mr. Jeffrey Geygan	5/26/2026	Sale of Common Stock	49,150	$9.14
Mr. James Geygan	5/26/2026	Sale of Common Stock	7,800	$9.14
Ms. Wilke	5/26/2026	Sale of Common Stock	1,575	$9.14
Ms. Geygan	5/26/2026	Sale of Common Stock	2,560(1)	$9.14
Mr. Rice	5/26/2026	Sale of Common Stock	5,300	$9.14

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(1) This transaction excludes shares jointly owned by Ms. Geygan and Mr. Jeffrey Geygan. Such jointly owned shares are reported under transactions attributed to Mr. Jeffrey Geygan.